UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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STANDARD MICROSYSTEMS CORPORATION
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MICROCHIP TECHNOLOGY INCORPORATED
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Filed by Microchip Technology Incorporated
Pursuant to Rule 14a-6
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Subject Company: Standard Microsystems Corporation
Commission File No.: 000-07422

On June 6, 2012, Microchip Technology Incorporated (“Microchip”) issued a press release. The full text of the press release is as follows:

Microchip Technology Announces Receipt of Antitrust Clearance in U.S. and
Submission of Required Non-U.S. Antitrust Filings to Acquire SMSC
Chandler, Arizona, June 6, 2012 — Microchip Technology Incorporated [NASDAQ: MCHP], a leading provider of microcontroller, analog and Flash-IP solutions today announced that, in connection with the previously announced definitive agreement under which Microchip will acquire Standard Microsystems Corporation [NASDAQ: SMSC], Microchip and SMSC were granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on May 18, 2012. Microchip also announced that the required non-U.S. filings for pre-closing antitrust clearance applicable to the merger have been submitted. The required filings were submitted in China on May 23, 2012, in Germany on May 24, 2012, in Korea on May 31, 2012 and in Turkey on June 4, 2012. Completion of the merger remains subject to antitrust clearance in these countries, along with certain other closing conditions, including approval by SMSC stockholders of the merger. The special meeting of SMSC stockholders to approve the merger will be held on July 10, 2012. Microchip continues to expect that the transaction will close in the third calendar quarter of 2012.
Forward-Looking Statements
The statements in this release relating to expecting to close the acquisition in the third quarter of calendar 2012, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of business, economic, legal and other risks that are inherently uncertain and difficult to predict, including, but not limited to: the actual timing of the closing of the acquisition, the satisfaction of the conditions to closing in the acquisition agreement (including obtaining regulatory clearances in jurisdictions outside the United States), any termination of the acquisition agreement, the costs and outcome of any current or future litigation involving Microchip, SMSC or the acquisition transaction; and general economic, industry or political conditions in the United States or internationally. For a detailed discussion of these and other risk factors, please refer to the SEC filings of Microchip and SMSC including those on Forms 10-K, 10‑Q and 8-K. You can obtain copies of such filings and other relevant documents for free at Microchip’s website (www.microchip.com), at SMSC’s website (www.smsc.com) (as applicable) or the SEC's website (www.sec.gov) or from commercial document retrieval services.

Stockholders are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date such statements are made. Neither Microchip nor SMSC undertakes any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this June 6, 2012 press release, or to reflect the occurrence of unanticipated events.
About Microchip Technology
Microchip Technology Inc. (NASDAQ: MCHP) is a leading provider of microcontroller, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at http://www.microchip.com.
About SMSC
SMSC (NASDAQ: SMSC) is a leading developer of Smart Mixed-Signal Connectivity™ solutions. SMSC employs a unique systems level approach that incorporates a broad set of technologies and intellectual property to deliver differentiating products to its customers. The company is focused on delivering connectivity solutions that enable the proliferation of data in automobiles, consumer devices, PCs and other applications. SMSC’s feature-rich products drive a number of industry standards and include USB, MOST® automotive networking, Kleer® and JukeBlox® wireless audio, embedded system control and analog solutions, including thermal management and RightTouch® capacitive sensing. SMSC is headquartered in New York and has offices and research facilities in North America, Asia, Europe and India. Additional information is available at www.smsc.com.
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Note: The Microchip name and logo, and PIC are registered trademarks of Microchip Technology Inc. in the USA and other countries. SMSC, MOST, Kleer, RightTouch and JukeBlox are registered trademarks and Smart Mixed-Signal Connectivity is a trademark of Standard Microsystems Corporation. All other trademarks mentioned herein are the property of their respective companies.